April 28, 2022

Dear Astha,

It is my pleasure to extend to you this offer of full-time employment with Braze, Inc. (the “Company”). This offer letter confirms the details of your at-will employment and sets forth the terms and conditions of that employment. We are excited to have you join our team.

1.Start Date. The first day of your employment with the Company will be on or about June 15, 2022 (“Start Date”)

2.Duties. In your position as Chief Marketing Officer you will report to me. Your principal place of employment shall be our San Francisco office, subject to business travel, if applicable, to properly fulfill your employment duties and responsibilities, although there is no expectation that your attendance will be full-time. During the period of your employment, you shall use your best efforts to complete all assignments and adhere to the Company’s procedures and policies in place.

3.Base Compensation. Your initial salary will be three hundred and forty thousand dollars ($340,000) on an annualized basis, payable in semi-monthly installments on the 15th and last day of each month, in accordance with the Company’s standard payroll practices in effect from time to time and via direct deposit into your designated account(s) at a financial institution or by another method and at the place authorized by you.

4.Discretionary Bonus. You will be eligible to receive a discretionary performance-based bonus (“PBC”). Your target aggregate PBC amount per year will be one hundred and seventy thousand dollars ($170,000), though the amount of each PBC, if any, will be based upon your individual performance, the Company’s performance, and other factors, as determined by the Company in its sole and absolute discretion. Each PBC is not earned until paid. In order to receive any PBC, you must be employed with the Company both at the time the PBC, if any, is determined and at the time it is payable. Payment, if any, will be made in accordance with the Company’s normal bonus payment practices, as the same may be adjusted by the Company from time to time.
5.
6.Equity. Subject to approval of the Board of Directors, or a duly authorized committee thereof (the “Board”), of the Company, you will be granted restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (as the same may be amended or restated from time to time, the “Plan”) and an award agreement thereunder, representing the right to receive shares of Class A common stock of the Company. The RSUs will have a target value of 5.5 million dollars ($5,500,000) USD at grant (the “Target Value”). The exact number of RSUs will be determined based on the Target Value and the fair market value of a share of the Company’s Class A common stock as of the date of grant (as determined by the Board).

Subject to approval of the Board, RSUs will vest upon the following schedule, provided that you remain in continuous service to the Company through each applicable vesting date: 25% of your RSUs shall vest upon the first “Vesting Date” following the twelve

(12)-month anniversary of your “Vesting Start Date” (as each will be defined in the Plan and/or definitive award agreement), with the remainder vesting in equal quarterly installments over three years thereafter (the “Time-Based Vesting Requirement”). There are no vesting requirements other than the Time-Based Vesting Requirement referred to above.

Notwithstanding the foregoing, the terms of your RSUs shall be set by the Board and will be governed, in all respects, by the terms and conditions of the Plan and award agreement to be entered into between you and the Company, which shall specify all applicable terms and may depart from the above.

Furthermore, in the event your employment is terminated without Cause by the Company within the first twelve months of employment with the Company, 25% of your initial new hire grant shall accelerate and shall become vested on the next regular quarterly Vesting Date following the date of such termination.

Under the Executive Severance Plan adopted by the Board, as the same may be amended in accordance with its terms, the “Severance Plan”, you will be deemed a Tier 1 Covered Employee. Terms used herein that are defined in the Severance Plan, are used herein as therein defined.

In the event of your Involuntary Termination without Cause and not in connection with a Change of Control, under the terms of the Severance Plan as currently in effect, you will receive a cash lump sum payment equal to 0.5x your annual base salary plus an additional cash lump sum payment equal to any unpaid annual bonus for any performance years that were completed as of the date of termination. In addition, if you timely elect continued group health plan continuation coverage under COBRA, the Company shall pay your premiums for six (6) months, including coverage for your eligible dependents, or such earlier date on which you become eligible for health coverage from another employer.

In the event of an Involuntary Termination without Cause in connection with a Change of Control, or if you resign for Good Reason, in either case during the Change in Control Determination Period, you shall receive a cash lump sum payment equal to the product of 1x your annual base salary, plus an additional lump sum cash payment equal to (i) any earned but unpaid annual bonus for any performance years that were completed as of the date of termination, and (ii) a pro rata target annual bonus for the year of termination, calculated by multiplying your target bonus as of the date of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365. In addition, if you timely elect group health plan continuation coverage under COBRA, the Company shall pay your premiums under the Company’s group health plans, including coverage for your eligible dependents, for 12 months, or, in any such case, until such earlier date on which you become eligible for health coverage from another employer. In addition, your outstanding unvested equity awards shall accelerate and become vested as to 100% of the unvested shares. This acceleration of vesting shall become effective as of the date of the Involuntary Termination in connection with such Change of Control as set forth in the Severance Plan.

In all cases where you are Involuntarily Terminated as set forth above, whether in connection with a Change of Control or not in connection with a Change of Control, all such payments under the Severance Plan will be subject to your execution of a customary and standard waiver and release of all claims arising out of your Involuntary Termination and employment with the Company. To the extent any of the terms with respect to Tier 1 Covered Employees are amended prior to such Involuntary Termination date, if any, so that the terms above are no longer reflective of the terms of the Severance Plan, the terms of the Severance Plan as then in effect shall control and supersede the terms set forth in this letter. The summary set forth herein is intended to be taken, and shall be taken, as a summary for convenience only, is not an amendment to the Severance Plan, and in all cases is subject to the Severance Plan.

7.Benefits. During your employment with the Company, you will be entitled to participate in all of the Company’s then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels at any time, with or without notice, in its discretion.

8.Acknowledgment of Employee Handbook and Covenants Agreement. As a Company employee, you will be required to follow the Company’s policies and procedures as may be in effect from time to time. Therefore, you will be asked to acknowledge in writing that you have read the Company’s employee handbook, which you shall receive upon commencement of employment. Further, you will be required to execute the annexed Employee Covenants Agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter. By executing this letter below, you also represent and warrant to the Company that you are not a party to, or otherwise bound by, any confidentiality, invention assignment, non-compete, non-solicit, or similar agreement that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company. You further represent that you have not taken and will not take any confidential information from any prior employer and will not use any such information in performing your obligations to the Company.

9.Background Check/Work Authorization. This offer of employment with the Company is contingent upon proof of your authorization to work in the United States.

10.At-Will Employment. Although we hope that your employment with the Company is mutually satisfactory, employment at the Company is “at will.” This means that just as you may resign from the Company at any time with or without cause, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and an authorized representative of the Company, and such agreement is expressly acknowledged as an employment contract. In the event of your resignation, the Company requests that you provide at least two weeks’ advance notice.

11.Payments. All payments made to you by the Company will be subject to applicable withholdings and customary payroll deductions.

12.Additional Information. Please be advised that the Company’s headquarters are located at 330 W. 34th Street, 18th Floor, New York, NY 10001

I hope that you elect to accept this offer of employment. This letter, together with the Covenants Agreement, any award agreement to be entered into between you and the Company, the Plan, and the Company’s policies and procedures in effect from time to time, constitutes the Company’s entire offer regarding the terms and conditions of your employment with the

Company. It supersedes any prior agreements or other promises or statements (whether oral, written or electronic) regarding the terms of your employment.

We are thrilled to have you join our Company! This offer must be accepted on or before April 28, 2022 and will be deemed to have been withdrawn if your executed acceptance of this offer and signed Covenants Agreement are not received by me on or before that date.

Sincerely,

Braze, Inc.

By: DocuSigned by:
William Magnuson
C4BE94775BE6492...
Bill Magnuson, CEO

Agreed to and accepted:

Signature: DocuSigned by:
Astha Malik
F8F1DB088918465...
Printed Name: Astha Malik
Date: April 28, 2022 | 1:56 PM EDT